EXHIBIT 99.2

KANSAS CITY, MO, January 11, 2000 - Golden Sky Holdings, Inc. (Golden Sky) announced today that it and Pegasus Communications Corporation have filed a class action lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy. The lawsuit was filed in the United States District Court, Central District of California.

         Golden Sky and Pegasus have filed on behalf of themselves and as representatives of a class of those similarly situated within the National Rural Telecommunications Cooperative (NRTC) affiliate and member universe. The action is asserting various claims, including intentional interference with contractual relations, interference with prospective economic advantage and declaratory relief.

         Rodney Weary, Chairman and President of Golden Sky commented, "The suit does not reflect a lack of confidence in the merits of the NRTC's separate actions. Rather, it is designed to improve the options available to NRTC members as a whole and to improve Golden Sky's, and Pegasus' direct position with regard to the issues at hand."

         "This suit was filed because DIRECTV is in violation of a number of aspects of its obligations to the NRTC, and by extension, Pegasus", said Marshall W. Pagon, President, Chairman and CEO of Pegasus. "It positions Pegasus, and all members and affiliate members of the NRTC, to obtain class standing, making us eligible to participate more directly in any remedies awarded including punitive damages."

         Mr. Pagon further commented, "This action demonstrates our intention to vigorously and fully defend our rights under our agreements with NRTC and DIRECTV and to pursue any and all remedies available to us."

         Golden Sky Holdings, Inc. (www.gssdirectv.com) is an independent provider of programming services from DIRECTV, the nation's leading direct broadcast satellite company. Golden Sky currently provides DIRECTV programming to more than 345,000 subscribers and has approximately 70 offices throughout the United States serving 57 rural markets. DIRECTV offers subscribers access to more than 200 channels via satellite, including cable and broadcast networks, sports packages, movies, and other premium services, using an 18-inch satellite antenna dish and digital receiver.

         Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States. Pegasus is the largest independent provider of DBS services to rural parts of the United States on the DIRECTV platform, serving approximately 1.1 million DBS subscribers in 41 states. Pegasus is also a broadcaster operating and/or programming ten TV stations serving 2 million TV households in smaller markets in 10 states affiliated with FOX, UPN and the WB.

                  This  press  release   contains   information   about  pending
transactions, and there can be no assurance that these transactions will be completed.